Exhibit 10.19

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE, dated as of December 2, 2009 (this “Amendment”), between ACQUIPORT UNICORN, INC., a Delaware corporation (“Landlord”), and MONOTYPE IMAGING, INC., a Delaware corporation (“Tenant”), for certain premises located in the building commonly known as 500 Unicorn Park Drive, Woburn, Massachusetts (the “Building”).

RECITALS:

A. Landlord and Tenant entered into that certain Gross Office Lease dated for reference January 5, 2005, which was amended by that certain First Amendment To Lease dated January 26, 2005, by that certain Second Amendment to Lease dated as of May 26, 2006, and by that certain Third Amendment to Lease dated as of March 4, 2008 (as amended, the “Lease”) for approximately 38,380 rentable square feet (the “Premises”) on the second floor of the Building.

B. Tenant and Landlord wish to adjust the rental obligations and extend the Term of the Lease, now scheduled to expire on February 28, 2011, upon terms and conditions as hereinafter set forth.

C. All terms, covenants and conditions contained in this Amendment shall have the same meaning as in the Lease, and, shall govern should a conflict exist with previous terms and conditions.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Term. The Term of the Lease is hereby extended and shall expire April 30, 2015, the new “Termination Date”.

2. Rent. From and after January 1, 2010, Rent shall be payable in the following amounts, all of which are net of Tenant electricity:

Period		Rentable Square Footage	Annual Rent Per Square Foot	Annual Rent	Monthly Installment of Rent
from	to
1/1/2010	12/31/2010	38,380	$20.75	$796,385.00	$66,365.42
1/1/2011	12/31/2011	38,380	$21.50	$825,170.00	$68,764.17
1/1/2012	12/31/2012	38,380	$22.25	$853,955.00	$71,162.92
1/1/2013	12/31/2013	38,380	$23.00	$882,740.00	$73,561.67
1/1/2014	4/30/2015	38,380	$23.75	$911,525.00	$75,960.42

Provided that Tenant is not then in default, the Monthly Installment of Rent will be abated for the period of January 1, 2010 through February 28, 2010.

3. Rent Adjustments.

(a) From and after January 1, 2010, Base Years for Expenses and Insurance shall be the Calendar Year 2010.

(b) From and after January 1, 2010, Base Year for Taxes shall be the Fiscal Year 2010 which commenced July 1, 2009 and ends June 30, 2010.

4. Condition of Premises.

(a) On or before January 1, 2010 or with due diligence thereafter, Landlord shall confirm or place all base Building electrical, mechanical and plumbing systems in good working order. Otherwise and unless requested by Tenant as provided below, Tenant acknowledges that Landlord shall have no obligation to perform any construction or make any additional improvements or alterations, or to afford any allowance (except as hereinafter provided) to Tenant for improvements or alterations, in connection with this Amendment. Tenant acknowledges and agrees that all construction and improvements obligations of Landlord under the Lease, except as set forth in this provision, have been performed in full and accepted. Except as provided in this Section 4, Tenant takes the Premises during the extended Term in its “as is” condition.

(b) Tenant shall be entitled to an improvement allowance from Landlord towards (i) the cost of signage (as set forth in Section 5 hereof), (ii) the cost of Tenant’s construction in the Premises, and (iii) architectural, engineering and construction management fees (i—iii collectively, “Tenant’s Work”) in the amount of up to $191,000.00 (“Allowance”). If Tenant elects to have Landlord perform Tenant’s construction in the Premises, Landlord will do so and deduct its hard and soft costs from the Allowance. The Allowance (less any and all Landlord-incurred hard and soft costs for performing any of Tenant’s Work pursuant to Tenant’s request) to Tenant is due and payable by Landlord not later than thirty (30) days after Tenant has satisfied all of the conditions in paragraph (c) below, which conditions must be met on or before June 30, 2011.

(c) In the event Tenant performs any or all of Tenant’s Work, as to the portion of Tenant’s Work performed by Tenant, Tenant shall provide to Landlord: (i) an architect’s certificate of final completion; (ii) copies of all necessary governmental permits, including, but not limited to, a certificate of occupancy; (iii) the sworn statement of the general contractor; (iv) final lien waivers from all contractors, subcontractors and materialmen; and (v) any other information or documentation reasonably requested by Landlord to evidence lien-free completion of construction and payment of all of the cost thereof.

5. Signage. Tenant shall be permitted to install one internally illuminated identification sign on the exterior north or south upper end portion of the Building facing Route 93 in accordance with plans, specifications and specific location first approved by the Landlord. Tenant shall secure all necessary permits and comply will all applicable laws, codes and ordinances. At the expiration or earlier termination of the Term, Tenant shall remove all such signage and repair any damage caused by such removal, all at Tenant’s sole cost and expense.

6. Reference Pages Modifications. Landlord’s Address and Wire Instructions and/or Address for Rent Payment are hereby deleted and the following substituted in their place:

Landlord’s Address:

c/o Cushman & Wakefield of Massachusetts, Inc.

600 Unicorn Park Drive

Woburn, MA 01801

Wire Instructions and/or Address for Rent Payment:

Wiring Information:

Bank Name: Bank of America

Bank ABA#: 026009593

Account Name: Cushman & Wakefield of MA Inc AAF

Acquiport Unicorn Inc (Operating Acct)

Account Number: 385006940261

Mailing Address:

Acquiport Unicorn, Inc.

P.O. Box 415503

Boston, MA 02241-5503

7. Parking. The second sentence of the item labeled “Parking” on the Reference Pages of the Lease is amended, effective January 1, 2010, to read as follows: “Tenant shall have the right to use 23 reserved parking spaces in the covered garage.”

8. Security Deposit. Effective January 1, 2010, the Security Deposit amount of $207,280.00 shall be reduced by $64,954.16 to result in a total Security Deposit of $142,325.84. Landlord shall remit to Tenant the reduction amount of $64,954.16 within thirty (30) days from receipt by the parties hereto of this Amendment fully executed.

9. Renewal Option. The renewal option as set forth in Article 37 of the Lease shall continue to be in full force and effect during the Term as hereby extended; provided, however, the words “nine (9) months” in Section 37.1 shall be deleted and the words “twelve (12) months” shall be substituted in their place.

10. Brokers. Landlord and Tenant each (i) represents and warrants to the other that it has not dealt with any broker or finder in connection with this Amendment, except for Cushman & Wakefield which Broker shall be compensated by the Landlord per separate agreement and (ii) agrees to defend, indemnify and hold the other harmless from and against any losses, damages, costs or expenses (including reasonable attorneys’ fees) incurred by such other party due to a breach of the foregoing warranty by the indemnifying party.

11. Incorporation. Except as modified herein, all other terms and conditions of the Lease shall continue in full force and effect and Tenant hereby ratifies and confirms its obligations thereunder. Tenant acknowledges that as of the date of the Amendment, Tenant (i) is not in default under the terms of the Lease; (ii) has no defense, set off or counterclaim to the enforcement by Landlord of the terms of the Lease; and (iii) is not aware of any action or inaction by Landlord that would constitute a default by Landlord under the Lease.

12. Tenant’s Authority. If Tenant signs as a corporation, Tenant represents and warrants that Tenant has been and is qualified to do business in the state in which the Building is located, that the corporation has full right and authority to enter into this Amendment, and that all persons signing on behalf of the corporation were authorized to do so by appropriate corporate actions. If Tenant signs as, a partnership, trust or other legal entity, each of the persons executing this Amendment on behalf of Tenant represents and warrants that Tenant has complied with all applicable laws, rules and governmental regulations relative to its right to do business in the state and that such entity on behalf of the Tenant was authorized to do so by any and all appropriate partnership, trust or other actions. Tenant agrees to furnish promptly upon request a corporate resolution, proof of due authorization by partners, or other appropriate documentation evidencing the due authorization of Tenant to enter into this Amendment.

Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Term, an Event of Default will be deemed to have occurred, without the necessity of notice to Tenant.

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13. Limitation of Landlord Liability. Redress for any claim against Landlord under this Amendment and the Lease shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Building. The obligations of Landlord under this Amendment and the Lease are not intended to be and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its or its investment manager’s trustees, directors, officers, partners, beneficiaries, members, stockholders, employees, or agents, and in no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and year first written above.

LANDLORD:		TENANT:

ACQUIPORT UNICORN, INC., a Delaware corporation		MONOTYPE IMAGING, INC., a Delaware corporation

By:		By:
Name:	Cavarly E.B. Garrett	Name:	Douglas J. Shaw
Title:	Vice President	Title:	President + CEO

Dated:	December 7, 2009	Dated:	December 2, 2009

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